EXHIBIT 10.11


                       CONVERTIBLE, SUBORDINATED DEBENTURE

                                  JUNE 30, 1998

    5 YEAR, 6 PERCENT, CONVERTIBLE, SUBORDINATED DEBENTURE DUE JUNE 30, 2003



The Beacon Company, Inc., a North Carolina corporation (the Corporation), for value received, promises to pay to Kanawha HealthCare Solutions, Inc. or registered assigns, the sum of $90,000 on June 30, 2003, upon presentation and surrender of this Debenture at the office of the Corporation in New Bern, North Carolina, and to accrue interest at the rate of 6 percent per annum, on the first day of December and June of each year, computed from June 30, 1998 (the Issue Date), until payment of the principal amount of this Debenture has been made. Payment of principal and interest shall be made at the offices of the Corporation, in lawful money of the United States of America, and shall be mailed to the registered owner hereof at the address appearing on the books of the Corporation.

This Debenture is a duly authorized debenture of the Corporation designated as its 5-Year, 6 Percent Convertible Subordinated Debenture due June 30, 2003 (the Debenture).

This Debenture shall have priority over any other subsequently issued subordinate debentures of the Corporation.

The holder of this Debenture may, prior to the maturity hereof, covert the principal amount of this Debenture into common stock of the Corporation at the time of the first public offering of the Corporation's common stock. Such conversion shall be into common stock equal to 4 percent of the Corporations shares of common stock prior to dilution by the first public offering. The Corporation does not have the right to call this Debenture for redemption.

To convert this Debenture, the holder must surrender the same at the office of the Corporation, accompanied by a written notice of conversion and by a written instrument of transfer in a form satisfactory to the Corporation, properly completed and executed by the registered holder hereof or a duly authorized attorney.

In lieu of issuing any fraction of a share or scrip upon the conversion of this Debenture, the Corporation shall pay to the holder hereof, for any fraction of a share otherwise issuable upon the conversion, cash equal to the same fraction of the per share market price of the common stock at the time of the first public offering.

Prior to the conversion of this debenture, the Corporation cannot at any time pay to the holders of its common stock a dividend.

If the Conversion is recapitalized, consolidated with or merged into any other corporation, or sells or conveys to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of any such transaction so that the holder of this Debenture may receive, in lieu of the common stock otherwise issuable to them upon conversion hereof, at the same conversion ratio, the same kind and amount of securities or assets as may be


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distributable upon the recapitalization, consolidation, merger, sale, or conveyance with respect to the common stock.

The rights of the holder of this Debenture to receive payment of any principal or interest hereon is subject and subordinate to the prior payment of the principal of and the interest on, all other indebtedness of the Corporation (except subsequently issued debentures), whether now outstanding or subsequently incurred, whether secured or unsecured, and any deferrals, renewals or extensions of such indebtedness or any debentures, bonds or notes evidencing such indebtedness (the Senior Indebtedness). Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Corporation, or in the event this Debenture, then no amount shall be paid by the Corporation with respect to principal and interest hereon unless and until the principal of, and interest on, all Senior Indebtedness then outstanding is paid in full.

If any of the following events occur (Event of Default), the entire principal amount of, and accrued and unpaid interest on, this Debenture shall immediately be due and payable:

(a) The Corporation fails to pay the principal and accrued interest of this Debenture at its maturity;

(b) The Corporation commences any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether nor or subsequently in effect; or the Corporation is adjudicated insolvent or bankrupt by a court of competent jurisdiction; or the Corporation petitions or applies for, acquiesces in, or consents to, the appointment of any receiver or trustee of the Corporation or for all or substantially all of its property or assets; or the Corporation makes an assignment for the benefit of its creditors; or the Corporation admits in writing its inability to pay its debts as they mature; or

(c) There is commenced against the Corporation any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect, and the proceeding remains undismissed for a period of 60 days or the Corporation by any act indicates its consent to, approval of, or acquiescence in, the proceeding; or a receiver or trustee is appointed for the Corporation or for all or substantially all of its property or assets, and the receivership or trusteeship remains undischarged for a period of 60 days; or a warrant of attachment, execution or similar process is issued against any substantial part of the property or assets of the Corporation, and the warrant or similar process is not dismissed or bonded within 60 days after the levy.

This Debenture may not be redeemed at any time prior to maturity.

This Debenture may be transferred only at the office of the Corporation by the surrender hereof for cancellation, and upon the payment of any stamp tax or other governmental charge connected


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with the transfer. If this Debenture is transferred, a new debenture or debentures of like tenor, date and maturity shall be issued to the transferee.

The Corporation may treat the holder whose name appears hereof as the absolute owner or owners of this Debenture for the purpose of receiving payment of, or on account of, the principal and interest due on this Debenture and for all other purposes, and it shall not be affected by any notice to the contrary.

The holder of this Debenture shall not have any recourse for the payment in whole or of any part of the principal or interest on this Debenture against any incorporator, or present or future stockholder of the Corporation by virtue of any law, or by the enforcement of any assessment, or otherwise, or against any officer or director of the Corporation by reason of any matter prior to the delivery of this Debenture, or against any present or future officer or director of the Corporation. The holder of this Debenture, by the acceptance hereof and as a part of the consideration for this Debenture, expressly agrees that the Debenture is an obligation solely of the Corporation and expressly release all claims and waive all liability against the foregoing persons in connection with this Debenture.

In Witness Whereof, the Corporation has signed and sealed this Convertible Subordinated Debenture this 30th day of June, 1998.



                                          The Beacon Company, Inc.
Corporate
Seal
                                          /s/ Kerry A. Willis, M.D.
                                          Chief Executive Officer


                                          /s/ John Hale
                                          Secretary